UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2011

Molycorp, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	001-34827	27-2301797
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5619 Denver Tech Parkway, Suite 1000 Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 843-8040

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 15, 2011, Molycorp, Inc. (the “Company”) completed the private offering of $230.0 million aggregate principal amount of its 3.25% convertible senior notes due 2016 (the “Notes”), including $30.0 million aggregate principal amount of Notes sold pursuant to the initial purchasers’ option to purchase additional Notes.

The net proceeds from this offering were approximately $222.9 million after deducting the initial purchasers’ discount and the estimated fees and expenses payable by the Company.

The Notes were issued under an indenture (the “Indenture”), dated as of June 15, 2011, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Notes will bear interest at an annual rate of 3.25% from June 15, 2011, payable semiannually in arrears on June 15 and December 15 of each year, commencing on December 15, 2011. The Notes will mature on June 15, 2016, unless earlier converted or repurchased. The Notes are the Company’s senior unsecured obligations and rank equally with all of the Company’s existing and future unsecured senior indebtedness.

The Notes are convertible at any time prior to 5:00 p.m., New York City time, on the second scheduled trading day prior to June 15, 2016. Upon conversion of a Note, the Company will, at its election, pay or deliver cash, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), or a combination of cash and shares of Common Stock in an amount to be determined pursuant to the terms of the Indenture and the Notes. The initial conversion rate for the Notes is 14.0056 shares of Common Stock per $1,000 principal amount of Notes, which is equal to an initial conversion price of approximately $71.40 per share of Common Stock, subject to anti-dilution, make-whole and other adjustments.

Holders of the Notes who convert their Notes in connection with a make-whole fundamental change, as defined in the Indenture, may be entitled to an increase in the conversion rate applicable to such Notes. Additionally, if the Company undergoes a fundamental change as set forth in the Indenture, holders of the Notes may require the Company to repurchase their Notes in whole or in part for cash at a repurchase price that is equal to 100% of the principal amount of the Notes to be repurchased plus any unpaid interest accrued to, but excluding, the repurchase date (unless the repurchase date falls after a record date but on or prior to the interest payment date to which such record date relates).

The Indenture contains customary events of default with respect to the Notes. Upon the occurrence and during the continuance of certain events of default (including failure to timely pay principal or interest), either the Trustee or the holders of at least 25% in principal amount of the Notes may declare 100% of the principal of, and accrued and unpaid interest on, all of the Notes to be due and payable.

The above description of the Indenture and the Notes is qualified in its entirety by reference to the terms of the Indenture (which includes the form of the Notes), a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

The Notes and any shares of Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes were offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended.

As a result of the obligations under the Notes upon conversion being payable in cash, shares of Common Stock or a combination thereof, as described above, the number of shares of Common Stock issuable upon conversion of the Notes may constitute less than 1% of the number of outstanding shares of Common Stock. Subject to anti-dilution and other adjustments, the maximum number of shares of Common Stock issuable upon conversion of the Notes initially is 3,221,288 (and up to 4,509,794 shares in the aggregate in connection with a make-whole fundamental change).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
4.1	Indenture, dated as of June 15, 2011, between Molycorp, Inc., and Wells Fargo Bank, National Association, as trustee (including the form of Notes)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLYCORP, INC.
By:	/s/ James S. Allen
	Name:	James S. Allen
	Title:	Chief Financial Officer and Treasurer

Date: June 15, 2011

Exhibit Index

Exhibit Number	Description
4.1	Indenture, dated as of June 15, 2011, between Molycorp, Inc., and Wells Fargo Bank, National Association, as trustee (including the form of Notes)